UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 17, 2022

Statera Biopharma, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2537 Research Boulevard, Suite 201 Fort Collins, CO 80526
(Address of Principal Executive Offices and zip code)

(888) 613-8802
(Registrant's Telephone Number, Including Area Code)

Securities registered or to be registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005	STAB	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2022, the Board of Directors of Statera Biopharma, Inc. (the “Company”) ratified the appointments of Dr. Uday Saxena and Dr. Blake Hawley as a directors of the Company, to fill the vacancies created by Mr. Saluck and Ms. Verny resignations. Dr. Saxena and Dr. Hawley will serve in such position until the earlier of their deaths, resignations or removal from office. Dr. Saxena and Dr. Hawley will serve as members of the Board’s audit committee, compensation committee, and nominating and corporate governance committee. The Board has affirmatively determined that Dr. Saxena and Dr. Hawley are “independent” within the meaning of the listing standards of The Nasdaq Stock Market (“Nasdaq”). In addition, Dr. Saxena and Dr. Hawley are independent under Nasdaq’s heightened independence standards applicable to audit committee and compensation committee members.

Dr. Saxena is currently a Co-Founder of start-up biotech company, ReaGene Innovations.  Dr. Saxena has 30 plus years of leadership experience in drug discovery research. He has held executive and leadership positions at Parke-Davis (now Pfizer), AtheroGenics, Dr. Reddy’s Laboratories and Kareus Therapeutics. During his tenure at Parke-Davis/ Pfizer, Dr. Saxena was associated with the team that discovered Lipitor®. Dr. Saxena has a Ph.D. in Biochemistry from Memorial University and Post-doctoral training at Columbia University.

The Company confirms that (1) there is no family relationship between Dr. Saxena and any director or executive officer of the Company, (2) there was no arrangement or understanding between Dr. Saxena. and any other person pursuant to which he was elected to his position with the Company, and (3) there is no transaction between Dr. Saxena and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Dr. Hawley is the Founder of Cleopatra Life Inc., Motega Health, Inc., Cedoga Consulting LLC and SBH Nutrition Science LLC. Dr. Hawley brings an entrepreneurial mindset with a track record of execution. Previously Dr. Hawley served as Chief Commercial Officer of Kindred Biosciences (NASDAQ: KIN) and Managing Director of the United Kingdom and Ireland for Hill's Pet Nutrition, a division of Colgate-Palmolive.   His experience includes ten years of profit and loss responsibilities in multiple geographies, with consistent double-digit annual revenue growth in each of the ten years. He oversaw products competing in the arthritis, dermatology, obesity, gastrointestinal, urinary, and cancer markets, among others. Dr. Hawley holds an M.B.A. from the University of Kansas and a D.V.M. from North Carolina State University.

The Company confirms that (1) there is no family relationship between Dr. Hawley and any director or executive officer of the Company, (2) there was no arrangement or understanding between Dr. Hawley. and any other person pursuant to which he was elected to his position with the Company, and (3) there is no transaction between Dr. Hawley and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On June 8, 2022, the Company entered into Independent Director’s Agreements with each of Drs. Saxena and Hawley in connection with their respective appointments as directors of the Company and agreed to pay them the following compensation for their board and committee services.

Position	Annual Cash Compensation
Board Member	$35,000
Audit Committee Member	$7,500
Compensation Committee Member	$5,000
Governance Committee Member	$4,000
Total	$51,500

In addition to annual cash compensation listed above, the Company agreed to award each of Drs. Saxena and Hawley 587,083 shares of the Company’s unregistered common stock that had a value of $140,900 as of the June 17, 2022 award date. The Company may from time to time authorize additional compensation and benefits to the directors. Each of the directors is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in attending the Company’s board or board committee meetings.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibits are filed with this Current Report:

Exhibit No.	Description
10.1†	Form of Independent Director’s Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†	Includes management contracts and compensation plans and arrangements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Statera Biopharma, Inc.

Date: June 22, 2022	By:	/s/ Michael K. Handley
Name: Michael K. Handley
Title: Chief Executive Officer